EXHIBIT NO. 23.1
EXHIBIT NO. 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-2654) of Colony Bankcorp, Inc. of our report dated June 27, 2024 with respect to the statements of net assets available for benefits of Colony Bankcorp, Inc. 401(k) Plan as of December 31, 2023 and 2022, the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the related supplemental schedule as of December 31, 2023, which report appears in the December 31, 2023 annual report on Form 11-K of Colony Bankcorp, Inc. 401(k) Plan.

We have served as the Plan's auditor since 2021

/s/ Mauldin & Jenkins, LLC

Albany, GA
June 27, 2024